UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2009

GLOBAL CASH ACCESS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2009, Global Cash Access, Inc., a wholly-owned subsidiary of Global Cash Access Holdings, Inc., entered into an amendment of its written employment agreement with Scott Betts, President and Chief Executive Officer, to be effective March 1, 2009, to discontinue the reimbursement of expenses incurred by Mr. Betts or his spouse in the course of commuting or traveling to the Las Vegas metropolitan area from a residence outside of the Las Vegas metropolitan area, eliminate the obligation to reimburse Mr. Betts for expenses incurred in the course of relocating his principal residence to the Las Vegas metropolitan area, increase Mr. Betts’ base annual salary to $600,000, increase Mr. Betts’ target bonus amount to 75% of his base salary, and provide Mr. Betts with the following benefits in the event of the termination of his employment by the Company without cause or by Mr. Betts for good reason: base salary continuation for a period of twenty-four (24) months, a bonus in the amount of seventy-five percent (75%) of his then-current base salary and continued coverage under the Company’s group health insurance plans at no cost to Mr. Betts for a period of twelve (12) months. The description of the amendment contained in this paragraph is qualified in its entirety by reference to the amendment, a copy of which is attached hereto as Exhibit 10.1.

On April 24, 2009, Global Cash Access, Inc. entered into amendments of its written offer letters of employment with Steve Lazarus, Executive Vice President, Sales, to provide Mr. Lazarus with the following benefits in the event of the termination of his employment by the Company without cause or by Mr. Lazarus for good reason: base salary continuation for a period of twelve (12) months, a bonus in the amount of fifty percent (50%) of his then-current base salary and continued coverage under the Company’s group health insurance plans at no cost to him for a period of twelve (12) months.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document

10.1	Amendment No. 2 to Employment Agreement with Scott Betts, dated April 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: April 27, 2009

By: /s/ Scott Betts
       Scott Betts
       Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Amendment No. 2 to Employment Agreement with Scott Betts, dated April 24, 2009